EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made under seal as of the 8th day of November, 2005 by and between TVI Corporation, or its designee (the “Company”), and Dale E. Kline (“Employee”)(each, a “Party,” collectively, the “Parties”).

EXPLANATORY NOTE

WHEREAS, the Company and SafteyTech International, Inc. (“STI”), of which Employee is a former employee and/or principal, entered into an Agreement and Plan of Merger, dated November 8, 2005 (the “Merger Agreement”) which provides for the merger of STI with and into a wholly-owned subsidiary of the Company (the “Transaction”).

WHEREAS, as a key employee and/or principal of STI, Employee has been provided with open access to highly confidential and valuable information about STI’s business, clients, customers and other matters which heretofore have been maintained as confidential at considerable expense and have provided a significant competitive advantage.

WHEREAS, as a condition to the consummation of the Transaction, the Merger Agreement contemplates, among other things, that Employee enter into this Agreement and that this Agreement be effective upon the closing of the Transaction.

WHEREAS, the Company’s business is not confined by a geographic area, but is conducted throughout the United States and globally.

WHEREAS, the Company desires to employ Employee as an employee of the Company, and Employee desires to be employed as an employee, on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree under seal as follows:

Section 1. Term. The Company will employ Employee, and Employee will serve the Company, as an employee under the terms of this Agreement, for a term of four (4) years, commencing on the date hereof (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a “Subsequent Term”), unless the Company provides written notice of its intent to terminate employee at least ninety (90) days prior to the end of the Initial Term or a Subsequent Term, as the case may be, in which case this Agreement shall expire at the end of the then current Initial Term or Subsequent Term. Notwithstanding the foregoing, Employee’s employment hereunder may be earlier terminated as provided in Section 4 or Section 5 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.” The period of time between the commencement and the termination of Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

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Section 2. Employment.

(a) Position and Reporting. The Company hereby employs Employee as the President and CEO of the Company’s affiliate which is the successor via merger to STI (“Post-Merger STI”), for the Employment Period on the terms and conditions set forth in this Agreement.

(b) Authority and Duties. Employee shall exercise such authority, perform such financial, and executive duties and functions and discharge such responsibilities as are reasonably associated with Employee’s position as President and CEO of Post-Merger STI, commensurate with the authority vested in Employee’s position, pursuant to this Agreement and consistent with the direction provided by the President of the Company, or his designee. During the Employment Period, Employee shall devote his full business time, skill and efforts to the business of the Company, and to no other economic endeavor. Notwithstanding the foregoing, Employee may: (i) make and manage passive personal business investments of his choice (in the case of publicly-held corporations, not to exceed five percent (5%) of the outstanding voting stock) and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining prior approval by the President of the Company, (ii) continue his ownership and activities as a partner in Kline Tax Consultants, LLC; provided that, such ownership, activities and service do not materially interfere or conflict in any respect with the performance of his duties hereunder. Additionally, Employee may, with the approval of the President, which shall not be unreasonably withheld, serve on the boards of directors of other corporations.

Section 3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $170,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (“Base Salary”). Such Base Salary shall be subject to review by the President each year for possible increase by the Company, but shall in no event be decreased from its then-existing level during the Employment Period.

(b) Annual Bonus. During the Employment Period, Employee may have the opportunity to earn incentive compensation in accordance with the Company’s incentive programs which may be established from time to time by the Board of Directors of the Company (the “Board”) for senior employees of the Company. The payment of any incentive compensation under any such program shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Board in its discretion.

(c) Other Benefits. During the Employment Period, Employee shall be entitled to participate in all of the employee benefit plans, programs and arrangements in effect during the Employment Period that are generally available to senior employees of the Company, subject to and on a basis similar to the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Employee shall be entitled to fringe benefits and perquisites comparable to those of other senior employees of the Company. In determining eligibility for such benefits based on the period employed by the Company (e.g., vacation), where permitted by applicable law and the subject benefit plan, prior service with STI will be credited. During the Employment Period, the Company will provide Employee with the use of an automobile comparable to the automobile furnished to him immediately prior to the execution hereof.

(d) Business Expenses. During the Employment Period, the Company shall reimburse Employee for all documented reasonable business expenses actually incurred by Employee in the performance of his duties under this Agreement, in accordance with the Company’s policies.

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Section 4. Termination of Employment.

(a) Termination for Cause. The Company may, in its discretion, terminate the Employment Period hereunder, with Cause, without prior notice. For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	Dishonesty, theft, misrepresentation, deceit, or fraud in connection with Employee’s performance of his duties or functions hereunder;

(ii)	Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with Employee’s performance of his duties or functions hereunder, provided such actions cause material harm, or potential material harm, to the Company, including material harm to the reputation or functioning of the Company, or to Employee’s ability to fully perform all duties or functions hereunder;

(iii)	Employee’s negligence, incompetence or insubordination, as determined in the good faith, reasonable discretion of the Company, to perform the duties and functions reasonably assigned to Employee by the Company, provided however, that if the failure is such as may, in the reasonable opinion of the Company, be of the nature that the Employee was unaware of his failure to perform, the Company shall give notice of such failure, and the Employee shall have up to fifteen (15) calendar days to remedy the deficiency to the Company’s reasonable satisfaction. In such an event, Cause shall be determined finally by the affirmative vote of a majority of the entire Board (excluding the Employee, should he then be a member of the Board), acting in good faith and in a manner that is consistent with its fiduciary duties to maximize Company stockholder value, after the Employee has been provided the opportunity to make a presentation to the Board;

(iv)	at any time prior to or after the execution of this Agreement, Employee’s conviction for, or plea of nolo contendere to, a charge or commission of a felony;

(v)	any knowing or intentional material breach of a material representation, warranty or covenant by Employee with respect to the Transaction;

(vi)	any other conduct engaged in by the Employee with the intended purpose of resulting in harm or detriment to the Company including, but not limited to, the diversion of work opportunity away from the Company, or competing with the Company; or

(vii)	any breach by Employee of the provisions of Sections 6-11 hereof which is either: (A) knowing or willful, or (B) has caused , or can reasonably be expected to cause, the Company material economic harm; provided however, that if the breach is such as may, in the reasonable opinion of the Company, be of the nature that the Employee was unaware of his breach, Employee shall have thirty (30) days following written notice from the Company to Employee to fully cure the same.

(b) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated immediately and automatically upon the death of Employee. The Employment Period may be terminated, at the option of the Company, if Employee shall be rendered incapable of performing the normal duties and functions of his employment, as determined in the discretion of the Company, and by reason of a Disability (as defined herein). For purposes of this Agreement, “Disability” shall mean

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any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under the Company’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of the Company, or (ii) that impairs the ability of the Employee to perform the normal duties and functions of his employment and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset. If the Employment Period is terminated by reason of the Disability of Employee, the Company shall give thirty (30) days’ advance written notice to that effect to Employee. If the existence of a Disability hereunder is in dispute, it shall be resolved by a mutually-agreed physician.

(c) Termination for Good Reason. Employee may terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, the term “Good Reason” shall mean either: (i) a material diminution during the Term in the Employee’s duties or responsibilities (considered as a whole) as set forth herein; (ii) a material breach by the Company of the compensation and benefits provision set forth in Section 3 hereof; subject in either event to the Company’s thirty (30) day right to cure after notification from Employee; or (iii) Employee is required by the Company to relocate to an office or facility on a regular basis that is more than five (5) miles from STI’s present location at 5703 Industry Lane, Frederick, Maryland.

(d) Termination without Cause. The Company may terminate Employee’s employment without Cause on thirty (30) days written notice.

(e) Termination by Employee. Employee may terminate the Employee’s employment for any reason upon one hundred eighty (180) days written notice to the Company.

Section 5. Consequences of Termination.

(a) Termination without Cause/ Good Reason. In the event of termination of Employee’s employment hereunder by the Company without Cause (other than upon death or Disability), or Employee’s termination for Good Reason (subject to the Company’s right to cure as described in Section 4(c) hereinabove), Employee shall be entitled to the following exit pay and benefits:

(i) Exit Pay - For a period of the lesser of nine (9) months following termination of employment or the then-remaining Term hereof (the “Severance Period”), Employee shall continue to receive payment of Employee’s Base Salary as in effect immediately prior to such termination.

(ii) Benefits Continuation - Employee shall continue all benefits through the date of termination, and not thereafter, except that Employee will be entitled to elect continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(iii) Earn Out - If such termination was either without Cause or by Employee with Good Reason and occurs (i) on or before June 30, 2006, Employee shall in addition be entitled to his proportionate share of the Maximum Earnout Payment payable for 2006 and 2007, regardless of whether there is actual excess EBITDA for either year; (ii) on or after July 1, 2006 but before June 30, 2007 Employee shall in addition be entitled to his proportionate share of the Maximum Earnout Payment payable for 2007 regardless of whether there is actual excess EBITDA for 2007. In either case, the Maximum Earnout Payment shall be due and payable at such time it would otherwise be due and payable pursuant to Section 1.7 of the Merger Agreement.

(b) Other Terminations. In the event of termination of Employee’s employment hereunder for any reason other than those specified in Section 5(a) hereof, including but not limited to Employee’s voluntary termination (other than for a Good Reason), Employee shall not be entitled to any exit pay, severance pay or other benefits provided hereunder, except as may otherwise be required by law.

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(c) Accrued Rights. Notwithstanding anything to the contrary in this Section 5, in the event of termination of Employee’s employment hereunder for any reason, Employee shall be entitled to payment of any unpaid portion of his Base Salary through the effective date of termination, and payment of any accrued but unpaid rights solely in accordance with the terms of any employee benefit plan or program of the Company.

Section 6. Confidentiality.

(a) Generally. All Confidential and Proprietary Information shall be and remain the sole and exclusive property of the Company, without regard to any involvement Employee may have (or have had) in the conception, development, creation, and/or modification of same. Employee agrees that he will not at any time during the Term hereof or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential Information and Proprietary Information (as defined herein). For purposes of this Agreement, a “Person” means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b) “Confidential and Proprietary Information” Defined. “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by either STI or the Company to the Employee; (ii) developed, learned, or otherwise acquired by Employee and relating, directly or indirectly, to his employment with either STI or the Company; (iii) entrusted to STI or the Company by third parties; and/or (iv) disclosed or communicated to the Employee during his employment with either STI or the Company by any third party that owes a duty of confidentiality with respect to the information and/or material so disclosed or communicated. Confidential and Proprietary Information includes, but is not limited to, Inventions (as defined herein), confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including without limitation, the salaries, duties, qualifications, performance levels, and terms of compensation of other Company employees, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.” Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c) Exclusions. The provisions of this Section 6 shall not apply to: (i) information that is public knowledge or available to the public other than as a result of disclosure by Employee in breach of this Section 6; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by Employee from a third party who, based upon inquiry by Employee, is not bound by a confidential relationship to the Company or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Employee. For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with

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such Person. A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 7. Ownership of Company Documents. All Company Documents (as defined herein) shall be and remain the sole and exclusive property of the Company without regard to any involvement Employee may have (or have had) in the conception, development, creation, and/or modification of such Company Documents. All Company Documents, materials, and property in Employee’s possession or under his control shall be returned to the Company as and when requested, excepting only his personal copies of records relating to his compensation (“Personal Documents”). Even if the Company does not so request, Employee shall return all Company Documents, materials, and property immediately upon the termination of employment without regard to the reason for the termination, and, except for his Personal Documents, will not take with him or give to any third party any Company Documents, materials, or property or any reproduction thereof upon said termination of employment. “Company Documents” means documents or other media that contain or relate to Confidential and Proprietary Information (as defined herein) or any other information concerning the business, operations, or plans of either STI or the Company, whether such documents have been prepared by Employee or by others. Company Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

Section 8. Inventions; Copyrights; Further Assurances.

(a) Inventions. Employee is hereby retained in a capacity such that Employee’s responsibilities may include the making of Inventions to the Company, as Employee is being hired, inter alia, to invent. Employee hereby transfers, assigns, and conveys to Company any and all rights he presently has or may acquire in any and all Inventions conceived, made, developed, or first reduced to practice or learned by him and/or others during the term of his employment with either STI or the Company which relate to the Restricted Products and Services (as hereinafter defined). This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product. Employee shall promptly and fully disclose all such Inventions to the Company conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of his employment with either STI or the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at the Company’s sole cost and expense); provided, however, that said Inventions will be the sole property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to his work for either STI or the Company. Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time. “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including, but not limited to interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable. This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b) Copyrights. Employee agrees to promptly and fully disclose to the Company any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that Employee conceives, creates, develops, or modifies during the term of his employment by either STI or the Company and which relates, directly or indirectly, to his work as an employee, including without

EMPLOYMENT AGREEMENT

limitation, all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”). All Confidential and Proprietary Information which is Copyright Product shall be considered “work made for hire” under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of the Company. Furthermore, Employee hereby transfers and assigns to the Company any and all rights he presently possesses or may acquire in any and all Copyright Product which, for any reason, does not qualify as “work made for hire”. If any Copyright Product embodies or reflects any of preexisting rights, Employee hereby grants to the Company an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

(c) Further Assurances. During and at anytime after employment by the Company and upon Company request, Employee will execute all papers in a timely manner and do all reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to Company under this Agreement or otherwise. Employee will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to Company, or any Person to whom Company is obligated to assign its rights, Employee’s entire right, title, and interest in and to any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets. In the event that Company is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and in his stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.

Section 9. Non-Competition. Employee agrees that he shall not during the Employment Period and during the Restricted Period (as herein defined), directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, engage in, consult or assist any other entity in any manner or in any capacity whatsoever, in designing, developing, manufacturing, installing, servicing, maintaining and/or otherwise marketing powered air purifying respirators equipment, dual air supply units and any other respiratory product for chemical, biological, radiological and nuclear protection, including all associated accessories, supplies and products; or (b) performing any other business activities which are the same or substantially similar to any business activity provided or performed by the Company at anytime during the Term (the “Restricted Products and Services”). The foregoing restriction will apply throughout North America, or such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of the Company and its Affiliates (the “Restricted Territory”). For purposes of this Agreement, the term “Restricted Period” shall mean the period of time following the date of the Employee’s termination equal to the longer of: (i) twenty-four (24) months; or (ii) forty-eight (48) months less the number months that have elapsed from the date hereof until the date of the Employee’s termination (or if such calculated period is unenforceable by law, then for such period as shall be enforceable).

Section 10. Non-Solicitation of Employees. Employee agrees that he shall not during the Employment Period and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, employ, retain, or enter into any employment, agency, consulting or other similar agreement or arrangement with, any Person (other than either Employee’s wife or

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son) who, within the twenty-four (24) month period prior to the termination of Employee’s employment by the Company, was an employee of STI, the Company or a Company Affiliate, (ii) induce or attempt to induce such Person to terminate his employment with the Company or any Company Affiliate. It is agreed and understood that, subject to the remaining provisions hereof, following termination of the Term, Employee shall be permitted to hire, solicit for hire, employ, retain, or enter into any employment, agency, consulting or other similar agreement or arrangement with, either Employee’s wife or son.

Section 11. Non-Solicitation of Clients or Customers. Employee agrees that he shall not during the Employment Period and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his own account, or for the account of others, solicit orders for Restricted Products and Services from, or provide Restricted Products and Services to or for, any Person that was a customer or client of STI, the Company or any Company Affiliate (or which STI, the Company or any Company Affiliate was soliciting to be a customer or client) at anytime during the twenty-four (24) month period preceding the termination of Employee’s employment.

Section 12. Breach of Restrictive Covenants; Specific Enforcement; Passive Investments.

(a) The restrictions contained in Sections 6 through 11 hereof, inclusive, are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by the Employee to be reasonable for such purposes. It is acknowledged that it may be impossible to determine the monetary damages incurred by Employee’s violation of this Agreement and that any violation of this Agreement will cause irreparable, immediate and substantial injury to the Company. Accordingly, Employee agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining Employee and any other involved party from committing a violation of this Agreement and Employee agrees to the issuance and entry of such injunction. In addition, Company will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by Employee and/or others. With specific regard to the restrictions contained in Section 9 hereof, in the event a court should find that the Restricted Territory should encompass some geographic territory other than North America despite the Parties agreement that such restriction is necessary for the protection of the business and goodwill of the Company, the Parties intend that the covenant contained therein shall be construed as a series of separate covenants, one for each city, county, state and country of the Restricted Territory. In such an event, except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained therein.

(b) Notwithstanding the terms of Sections 6 through 11 hereof, inclusive, Employee shall be permitted to be a passive owner of not more than 5% of the outstanding stock of a corporation which is publicly traded, so long as Employee has no active participation in the business of the corporation.

(c) All payments otherwise to be made by the Company to the Employee hereunder may be set-off in accordance with the set-off provisions as set forth in Section 7.5 of the Merger Agreement.

Section 13. No Breach of Prior Agreement. The performance of Employee’s duties as an Company employee will not breach any invention, assignment, proprietary information, non-competition, confidentiality, or other agreement or understanding with any former employer or other Person, and Employee will not use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Company. Company understands that situations may arise in the future that may require Company to discuss with his future employers the existence of this Agreement and Employee hereby expressly grants Company permission to do so.

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Section 14. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

Dale E. Kline

4005 Carrick Court

Emmitsburg, Maryland 21727

With copy to:

Arent Fox, PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Attention: Richard N. Gale, Esq.

If to the Company:

TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy

With copy to:

Whiteford, Taylor & Preston L.L.P.

7 St. Paul Street

Baltimore, Maryland 21202

Attention: Frank S. Jones, Jr., Esq.

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof. Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

Section 15. Waiver of Breach. Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Employee or of the Company.

Section 16. Assignment. Employee may not assign his rights or delegate his duties under this Agreement; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Employee to the extent of any payments due to Employee hereunder. Notwithstanding anything to the contrary contained herein, the Company shall be free to assign its rights and delegate its duties under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

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Section 17. Withholding of Taxes. All payments required to be made by the Company to Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 18. Severability. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 20. Governing Law. This Agreement has been entered into within the State of Maryland and shall be deemed performed therein. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to conflicts of law principles. The Company and Employee hereby agree that any suit, action or proceeding arising out of or based upon any claim under this Agreement shall be instituted against Employee in state or federal court in Maryland, and Employee and Company waive any objection they may have to the laying of venue of such suit, action or proceeding therein. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 21. Amendments. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an officer of the Company. No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

Section 22. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 23. Press Releases and Public Announcements. Employee shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company. The Company may use Employee’s name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during his employment for any business purpose.

Section 24. Headings; Explanatory Note. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The explanatory appearing at the beginning of this Agreement are not mere recitals but are an integral part of the agreement embodied hereby.

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Section 25. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party under this Agreement (including, without limitation, an action to enforce the restrictions contained in Sections 6 through 11 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 26. Construction.

(a) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 27. Entire Agreement. This Agreement constitutes the entire agreement by the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Employee and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Employee and the Company.

Section 28. Survival. The obligations of Sections 5 through 12, inclusive, and this Section 28 shall survive any termination or expiration of this Agreement.

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

TVI CORPORATION

By:	/S/ RICHARD V. PRIDDY
Richard V. Priddy, President and CEO

EMPLOYEE:

/s/ DALE E. KLINE
Dale E. Kline